Exhibit 99.2

Hortonworks Prepared Financial Remarks for the Second Quarter of 2018

SANTA CLARA, Calif.—August 7, 2018—Hortonworks, Inc.® (NASDAQ: HDP), a leading provider of global data management solutions, today announced financial results for the second quarter of 2018. We are sharing our prepared financial remarks regarding our earnings results with the investment community on the Investor Relations portion of our website in advance of the call.

Today we will also host a live call with the investment community at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). Interested parties may access the call by dialing (877) 930-7786 in the U.S. or (253) 336-7423 from international locations. In addition, a live audio webcast of the conference call will be available on Hortonworks’ Investor Relations website at http://investors.hortonworks.com. Shortly after the conclusion of the conference call, a replay of the audio webcast will be available on the Hortonworks Investor Relations website for approximately seven days.

Reuben Gallegos (VP, Investor Relations & Corporate Development)

Thank you. Good afternoon and welcome to Hortonworks’ Q2 2018 Earnings Call. Today we will discuss the results announced in our press release and prepared remarks issued after market close. With me are Rob Bearden (Chairman, President and CEO), Scott Davidson (COO and CFO) and Scott Gnau (CTO).

During the call, we will make forward-looking statements regarding future events and views about the future financial performance of the company, including our expectations regarding market opportunity and growth, future partnerships, future trends impacting our business and outlook. The statements that we make today are based on assumptions that we believe to be reasonable as of this date and are subject to material risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks are described in our press release and are more fully detailed under the caption “Risk Factors” in our Form 10-K and our other periodic filings with the SEC. We undertake no obligation to update these statements as a result of new information or future events. We will also present both GAAP and non-GAAP financial measures. Non-GAAP measures should not be considered in isolation from, as a substitute for, or superior to our GAAP results. We encourage you to consider all measures when analyzing Hortonworks’ performance. A reconciliation of GAAP to non-GAAP measures is included in today’s press release.

So, with that said, I will turn the call over to Rob for some opening comments.

Rob Bearden (Chairman, President and CEO)

Thanks, Reuben. Good afternoon and thanks for joining our earnings call.

As always, I want to start off by thanking our customers, the open source community, our partners and shareholders for their continued support. For today’s call, I will review our business highlights and customer successes for the second quarter of the year and close with a discussion of what we see in the competitive landscape. Then, Scott will discuss our financials for the second quarter and our outlook for the third quarter and full year 2018.

Business Highlights

We had another great result, with total GAAP revenue in the second quarter of 2018 growing 40 percent year-over-year to $86.3 million. This was driven by continued expansion within our existing customer base, strong growth internationally and a 70 percent year-over-year increase in the number of large deals with a total contract value greater than $1 million.

Our margins have also continued to improve as we drive leverage across the business. We believe that our R&D investments and strategic partnerships position us well to capitalize on the significant opportunities within our markets, including the internet of things (IoT), hybrid-cloud computing and big data. Our consistent strategy to manage the entire lifecycle of data, from point of origin to point of rest, across hybrid and multi-cloud architectures, was instrumental in delivering our growth for the second quarter.

The depth and breadth of our offerings continue to be of strategic significance and to differentiate us from the competition. Hortonworks DataFlow (HDFTM) platform was included in approximately 30 percent of our support subscription contract deals for the second quarter. The collection and processing of data at the edge is a core requirement for many customers where real-time insight is critical to their use cases. We are seeing increased requirements for hybrid and multi-cloud architectures emerge across many of our customers, and they are all in various stages of evaluating the use of Hortonworks DataPlane Services (DPSTM) to support these requirements.

In other areas of the business, we had more customers than ever before attend our annual DataWorks Summit® San Jose (the DataWorks Summit). Organizations like Hilton, Freddie Mac, Trimble and Symcor spoke to industry peers about the value of our open source platforms. In addition, through our customer awards program, we recognized teams from Symantec, Universal Parks and Resorts, Claro Colombia and TRAC Intermodal, who have all transformed their businesses using our solutions.

At the DataWorks Summit, we also announced a new version of our flagship product, Hortonworks Data Platform (HDP®) 3.0. We are now the first vendor to deliver containerization on Hadoop for the next generation of data-driven applications. HDP continues to evolve and also includes support and enablement for deep learning applications, real-time database capabilities and key optimizations for the hybrid cloud. And by using HDP 3.0, companies like Micron Technology have already begun optimizing their products to take advantage of these innovations to help their customers accelerate time to insights needed for critical decision-making.

Additionally, we recently announced expanded partnerships with Microsoft, Google and IBM. These partnerships create low friction approaches for customers to operationalize hybrid environments in support of an overall data strategy that provides consistent security and governance for all of their data assets. Our approach has always been to partner with technology leaders and grow the breadth of the ecosystem, enabling customer flexibility. With these partnerships, our customers can leverage the infrastructure as they see fit.

You may be curious about what these customers are doing. Well, a recent review of case log data from our support organization reveals that of our total unique customers who requested support in Q2 2018, at least 30 percent of those customers had cloud-related requests. We expect this percentage to grow as enterprises move certain ephemeral analytic workloads to the cloud for greater agility and flexibility and improved economics. Within this context, it is important to note an overwhelming majority of companies are adopting a hybrid architecture for their strategic data assets. A true hybrid architecture has three fundamental components: on-premises, multi-cloud and the edge. We uniquely offer solutions in each of these areas: HDP, DPS and HDF.

As I noted, one component of hybrid is the multi-cloud environment. Our expanded partnership with Google is a further milestone in leveraging this opportunity and executing our strategy. With Google Cloud Storage (GCS) now supporting enterprise-class big data workloads on Hortonworks platforms, customers can mix and match workloads to meet their needs. HDP 3.0 has been architected with a state-of-the-art cloud storage connector for big data workloads like Spark, Hive and other engines making GCS fully integrated with our platforms, including HDF. This powerful architecture provides customers another choice in deploying a platform with the flexibility and scalability to deliver big data analytics across hybrid and multi-cloud deployments in a secure, governed and managed approach.

From a customer and use case perspective, we are seeing more companies leveraging data lakes to include ingestion and analysis of real-time data in combination with historical data. Combining the two, companies are increasing the speed and fidelity of the insights they gain using any deployment method.

Johns Hopkins University has built a centralized enterprise data platform using public cloud infrastructure to securely ingest, log and store disparate types of sensitive data in support of defense, security and medical research being conducted by their Applied Physics Laboratory and medical research teams.

TRAC Intermodal transformed its business from a traditional logistics environment to a cognitive powerhouse by leveraging predictive analytics and machine learning. The company manages multiple data sources for different lines of business and different analytic use cases on a shared HDP platform.

Symantec has improved its analytics to deliver actionable intelligence with HDP and has designed systems for distributed deep learning and artificial intelligence (AI).

American Water uses HDP and HDF to deliver critical data and insights to its field workers in real time. It uses a data lake as a single source to aggregate data from historical, traffic and real-time streaming sources.

As you can see, our platforms help enterprises transform how they acquire, analyze and respond to information in their environments. The insight gained after deploying our platforms is helping to provide benefits ranging from better patient care to safer companies, to improved logistics operations and 360-degree views of customers.

From a competitive perspective, we believe that we are uniquely positioned as the only software company that has delivered a complete, open source global data management solution for hybrid deployments. Customers choose us because they benefit from the innovation created within the open source community, avoid vendor lock in and lower their total cost of ownership. Furthermore, our distribution ensures best-in-class operations, security and governance for all of their data assets.

Today, there is a proliferation of analytical point solutions in the market, many of which are designed for ephemeral workloads. However, many fail to support hybrid environments and some lack enterprise capabilities related to security and governance. In contrast, we embrace, cultivate and extend the core capabilities of today’s industry-leading open source software and deliver a complete solution to the market. Today, many of our customers are leveraging the flexibility of our platforms to drive multiple analytic engines simultaneaously. For example, two of today’s most popular data processing analytical engines are Spark and Hive. They are both integrated into our distribution, thus enabling high-performance enterprise consumption with common security and governance across the environment. During the last year, in fact, Spark and Hive related to approximately 50 percent of the unique customer driven support requests tracked within our support organization. This exemplifies an important aspect of our platform’s breadth of capabilities to integrate data from multiple environments and the flexibility of deployment whether on premises, in the cloud or across multiple clouds to deliver analytical insights for enterprise-class workloads.

In summary, we have not waivered from our goal of managing half of the world’s data by building a data management system that will facilitate these business insights from data of all types. Most importantly, we are not doing this alone – again, we want to thank our customers, the open source community, our partners, employees and shareholders.

That concludes my remarks, and now, Scott will recap the Q2 financial highlights. Scott?

Scott Davidson (COO and CFO)

Thanks, Rob. I will start by providing details on our second quarter 2018 performance and conclude with our outlook for the third quarter and full year 2018.

As Rob mentioned, our Q2 2018 total GAAP revenue was $86.3 million, up 40 percent compared to the same period in 2017. Support subscription revenue was $65.0 million, or 75 percent of total GAAP revenue for the second quarter, up 42 percent compared to the same period in 2017.

From a deal perspective:

•	We had 17 deals over $1.0 million this quarter, with 10 of those deals including HDF;

•	Within the last 12 months, we closed 59 deals with a total contract value greater than $1.0 million; and

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International GAAP revenue grew approximately 67 percent year-over-year in the second quarter and accounted for approximately 34 percent of our total GAAP revenue in the quarter. Eight of the deals with a total contract value greater than $1 million in the second quarter were with companies in the international market.

GAAP gross margin was 72 percent for the second quarter of 2018, compared to 67 percent for the same period in 2017. Non-GAAP gross margin expanded by 6 percentage points to 76 percent, compared to 70 percent for the same period in 2017.

GAAP operating loss was $42.0 million for the second quarter of 2018, compared to $54.5 million for the same period last year. GAAP operating margin improved by 39 percentage points for the second quarter of 2018 to a negative 49 percent compared to the same period last year. Non-GAAP operating loss was reduced by $16.6 million to $10.4 million for the second quarter of 2018, compared to $27.0 million for the same period in 2017. Non-GAAP operating margin for the second quarter of 2018 was a negative 12 percent, a 32-percentage point improvement when compared to a negative 44 percent for the same period in 2017.

GAAP net loss was $41.2 million for the second quarter of 2018, or $0.52 per basic and diluted share. This compares to a GAAP net loss of $56.1 million, or $0.87 per basic and diluted share, for the same period in 2017. Non-GAAP net loss was $9.5 million for the second quarter of 2018, or $0.12 per basic and diluted share. This compares to a non-GAAP net loss of $28.6 million, or $0.44 per basic and diluted share, for the same period in 2017.

Total contract liabilities, which is comprised of short-term deferred revenue, other contract liabilities and long-term deferred revenue, was $259.1 million as of June 30, 2018, compared to $249.5 million as of March 31, 2018, $252.5 million as of January 1, 2018 and $275.2 million as of December 31, 2017.

Turning to the cash flow statement, operating cash flow used was $2.0 million for the second quarter of 2018. This compares to operating cash flow used of $11.7 million for the same period last year. At the midpoint of the year, we are now operating cash flow positive and expect to be operating cash flow positive for the full year 2018.

We exited the second quarter of 2018 with a total cash and investments balance of $86.0 million, compared to $72.5 million as of December 31, 2017 and $71.8 million as of June 30, 2017. We maintain access to $50.0 million under our revolving credit facility.

Our Outlook

As of August 7, 2018, Hortonworks is providing the following financial outlook for the third quarter and full year 2018.

For the Third Quarter of 2018

We expect

•	Total GAAP revenue of $87.0 million.

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GAAP operating margin between negative 45 percent and negative 40 percent, which includes stock-based compensation and related expenses and amortization of purchased intangibles of approximately $27.0 million.

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Non-GAAP operating margin between negative 14 percent and negative 10 percent, which excludes stock-based compensation and related expenses and amortization of purchased intangibles of approximately $27.0 million.

For the Full Year 2018

We expect

•	Total GAAP revenue between $338.0 and $343.0 million.

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GAAP operating margin between negative 48 percent and negative 43 percent, which includes stock-based compensation and related expenses and amortization of purchased intangibles of approximately $110.0 million.

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Non-GAAP operating margin between negative 16 percent and negative 10 percent, which excludes stock-based compensation and related expenses and amortization of purchased intangibles of approximately $110.0 million.

GAAP operating margin outlook includes estimates of stock-based compensation and related expenses and amortization of purchased intangibles in future periods and assumes, among other things, the occurrence of no additional acquisitions, investments or restructuring and no further revisions to stock-based compensation and related expenses. That concludes my financial recap. Operator, please open the line for Q&A. Thank you.